UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CELSIUS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELSIUS HOLDINGS, INC.
140 NE 4th Ave, Suite C
Delray Beach, Florida
 (561) 276-2239

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 24, 2010

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of CELSIUS HOLDINGS, INC., a Nevada corporation, which will be held at Restaurant La Cigale, 253 S.E. 5th Avenue, Delray Beach, Florida on June 24, 2010 at 10:00 a.m. local time, for the following purposes:

1.	To elect seven (7) persons to our board of directors to serve until the 2011 Annual Meeting of Shareholders or until their successors have been duly elected and qualified; and

2.	To transact any other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 26, 2010 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.  A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection for ten days prior to the Annual Meeting at our executive offices located at 140 NE 4th Ave, Suite C, Delray Beach, Florida.

By Order of the Board of Directors

/s/ Stephen C. Haley
Stephen C. Haley
Chief Executive Officer
May 3, 2010
Delray Beach, Florida

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE PROXY STATEMENT AND ANNUAL MEETING	3

ABOUT THE MEETING	3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5

PROPOSAL NO. 1: ELECTION OF DIRECTORS	7

CORPORATE GOVERNANCE	9

EXECUTIVE OFFICERS	12

COMPENSATION DISCUSSION AND ANALYSIS	13

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS	15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18

REPORT OF AUDIT COMMITTEE	20

INDEPENDENT ACCOUNTANTS	21

SHAREHOLDER COMMUNICATIONS	22

SHAREHOLDER PROPOSALS FOR THE 2011 MEETING	22

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND HOUSEHOLDING	22

OTHER MATTERS	23

CELSIUS HOLDINGS, INC.
140 NE 4th Ave, Suite C
Delray Beach, Florida
 (561) 276-2239
__________________________

PROXY STATEMENT
__________________________

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 24, 2010

GENERAL INFORMATION ABOUT THE PROXY STATEMENT AND ANNUAL MEETING

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the board of directors of Celsius Holdings, Inc. (the “Company,” “us,” “our” or “we”), of proxies to be used with respect to the matters to be voted upon at our 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 24, 2010, at 10:00 a.m., local time, at Restaurant La Cigale, 253 S.E. 5th Avenue, Delray Beach, Florida and at any adjournments or postponements thereof. We are using the Securities and Exchange Commission rule that allows companies to provide access to proxy materials to their shareholders over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “E-proxy notice”) on or about May 14, 2010 to each holder of record of our common stock as of April 26, 2010, the record date for the Annual Meeting (“the Record Date”). The E-proxy notice and the Proxy Statement summarize the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

The E-proxy notice contains instructions for use of this process, including how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2009 (the “Annual Report”) and how to vote online.  In addition, the E-proxy notice contains instructions on how you may receive (i) a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive the Proxy Statement and Annual Report over the Internet.

We will solicit shareholders by mail through our regular employees and will request banks and brokers and other custodians, nominees and fiduciaries, to solicit their customers who have common stock of the Company registered in the names of such persons and will reimburse them for reasonable, out-of-pocket costs.  In addition, we may use the service of our executive officers and directors to solicit proxies, personally or by telephone, without additional compensation.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the election of directors. In addition, we will respond to questions from our shareholders.

Who is entitled to vote at the Annual Meeting?

If you are the record holder of shares of our common stock at the close of business on April 26, 2010, the Record Date, you are entitled to vote at the Annual Meeting. With respect to all matters to be acted upon at the Annual Meeting, each share of our common stock is entitled to one vote.

Who can attend the Annual Meeting?

Only holders of our common stock as of the Record Date, or their duly appointed proxies, may attend. If your shares are held in the name of your broker or bank, you will need to bring evidence of your common stock ownership, such as your most recent brokerage statement, and valid picture identification.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of our common stock will constitute a quorum, permitting the meeting to conduct its business. As of the Record Date, we had issued and outstanding 18,400,681 shares of common stock. Proxies received, but marked as abstentions, and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting, but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting. Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Can I change my vote after I return my Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

Unless you give other instructions on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of our board of directors. The board of directors recommends a vote “FOR” the election of the nominated slate of directors, which is the only matter scheduled to be voted upon at the Annual Meeting.

The board of directors does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should properly come before the Annual Meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each proposal?

The affirmative vote, either in person or by proxy, of a plurality of the votes cast at the Annual Meeting is required for the election of directors, which is the only matter scheduled to be voted upon at the Annual Meeting. This means that candidates who receive the highest number of votes are elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

We will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of shares of our common stock held by these persons. We will reimburse these persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies without additional compensation by telephone or facsimile. We do not expect to pay any compensation for the solicitation of proxies.

How is the meeting conducted?

The Chairman of the Board has broad authority to conduct the Annual Meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. The Chairman of the Board may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the Annual Meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman of the Board may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting is conducted in a manner that is fair to all shareholders.

Only holders of our common stock as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Our principal executive offices are located at 140 NE 4th Ave, Suite C, Delray Beach, Florida, and our telephone number is (561) 276-2239. A list of shareholders entitled to vote at the Annual Meeting will be available at our offices for a period of ten (10) days prior to the meeting and at the meeting itself for examination by any shareholder.

How are votes tabulated?

The preliminary proxy votes will be tabulated by Broadridge Financial Solutions, Inc., whom we have retained for this purpose.

Where can I find the voting results of the Annual Meeting?

Voting results will be tallied by our Inspector of Elections, Sandy Telsaint. Preliminary voting results will be announced at the meeting and final voting results will be published in a Current Report on Form 8-K to be filed after the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of the Record Date, the number of shares beneficially owned and the percentage ownership of the Company’s common stock, by the following:

a)	each person known to management to beneficially own five percent (5%) or more of the outstanding shares of the Company’s common stock;
b)	each of the Company’s directors;
c)	each of the named executive officers set forth under the Summary Compensation Table under “Executive Compensation” below; and
d)	all of the Company’s directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or become exercisable within sixty (60) days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned Number	Percentage
Carl DeSantis (2)	7,647,901	41.1%
William H. Milmoe (3)	7,645,901	41.1%
CD Financial, LLC (4)	7,642,901	41.1%
CDS Ventures of South Florida, LLC (5)	7,083,700	38.1%
Stephen C. Haley (6)	1,437,541	7.8%
Lucille Santini	1,083,906	6.8%
Janice H. Haley (7)	158,480	0.1%
Jeffrey Perlman (8)	16,667	0.1%
James R. Cast (9)	20,789	0.1%
Geary W. Cotton (10)	2,500	0.0%
Thomas E. Lynch (11)	4,500	0.0%
Richard J. Swanson (12)	3,500	0.0%
All executive officers and directors as a group (8 persons) (13)	9,289,878	49.0%
__________________

(1)	The address of each beneficial owner listed on the table is c/o Celsius Holdings, Inc., 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483.

(2)
Represents (a) 5,000 shares of common stock held at record by Mr. DeSantis, (b) 559,201 shares of common stock held of record by CD Financial, LLC, (c) 6,887,622 shares of common stock held by CDS Ventures of South Florida, LLC and (d) 196,078 shares of common stock issuable upon conversion of a $2.0 million convertible promissory note held of record by CDS Ventures of South Florida, LLC. Voting power of shares of common stock beneficially owned by CD Financial, LLC and CDS Ventures of South Florida, LLC is shared by Carl DeSantis and William H. Milmoe. Mr. Milmoe does not have dispositive power with respect to such shares.

(3)
Represents (a) 500 shares of common stock held of record by Mr. Milmoe, (b) 2,500 shares of common stock issuable upon exercise of stock options, (c) the 559,201 shares of common stock held of record by CD Financial, LLC and (d) the 7,083,700 shares of common stock beneficially owned by CDS Ventures of South Florida, LLC as more fully described in footnote (2) above. Mr. Milmoe and Carl De Santis share voting power with respect to shares of common stock beneficially owned by CDS Financial, LLC and CDS Ventures of South Florida, LLC. Mr. Milmoe does not have dispositive power with respect to such shares.

(4)
Represents (a) 559,201 shares of common stock held of record by CD Financial, LLC and (b) 7,083,700 shares of common stock beneficially owned by CDS Ventures of South Florida, LLC, as more fully described in footnote (2) above.

(5)	Represents 7,083700 shares of common stock beneficially owned by CDS Ventures of South Florida, LLC as described in footnote (2) above.

(6)
Represents (a) 1,337,247 shares of common stock held of record by Mr. Haley and (b) 100,294 shares of common stock issuable upon exercise of stock options held by Mr. Haley. Excludes all shares of common stock owned of record and beneficially by Janice Haley, Mr. Haley’s spouse, in which shares he disclaims beneficial ownership.

(7)
Represents (a) 12,255 shares of common stock held of record by Ms. Haley and (b) 146,225 shares of common stock issuable upon exercise of stock options held by Ms. Haley. Does not include shares of common stock owned of record or beneficially by Stephen C. Haley, her spouse, in which shares Ms. Haley disclaims beneficial ownership.

(8)	Represents 16,667 shares of common stock issuable upon exercise of stock options held by Mr. Perlman.

(9)	Represents (a) 3,210 shares of common stock held of record by Mr. Cast and (b) 17,579 shares of common stock issuable upon exercise of stock options held by Mr. Cast.

(10)	Represents 2,500 shares of common stock issuable upon exercise of stock options held by Mr. Cotton.

(11)	Represents (a) 2,000 shares of common stock held of record by Mr. Lynch and (b) 2,500 shares of common stock issuable upon exercise of stock options held by Mr. Lynch.

(12)	Represents (a) 1,000 shares of common stock held of record by Mr. Swanson and (b) 2,500 shares of common stock issuable upon exercise of stock options held by Mr. Swanson.

(13)	Includes shares of common stock owned of record and beneficially as described in footnotes (3), (6) and (7) through (12).

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Amended Articles of Incorporation provide that the number of directors to serve on our board of directors shall be determined by the board of directors and shall be no more than nine. Currently, the number of directors authorized to serve on our board of directors is seven.

We are seeking shareholder election of seven (7) members to our board of directors. All nominees for election as a director are current members of our board of directors and those nominees that are elected will hold office until the 2011 Annual Meeting of Shareholders, or until their successors have been duly elected and qualified. Messrs. Stephen C. Haley, Geary W. Cotton, James R. Cast, William H Milmoe, Thomas E. Lynch, Christian A. Nast and Richard J. Swanson have been recommended for nomination by our nominating and corporate governance committee for election at the annual meeting.

In the event that any nominee should become unable or unwilling to serve as a director, the proxy will be voted for the election of those person or persons as shall be recommended by our board of directors or, if no recommendation is given, in accordance with their best judgment.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE FOLLOWING NOMINEES

Director Nominees

Stephen C. Haley, 52, is our Chief Executive Officer, President and Chairman of the board of directors, and has served in these capacities since January 2007, when we acquired Elite FX, Inc. Mr. Haley co-founded Elite FX, Inc., in April 2004 and served as its CEO from its inception until our acquisition of that company. From 2001 to March 2004, Mr. Haley, together with his wife, Janice Haley, invested in multiple beverage distribution and manufacturing companies. From 1999 to 2001, he held positions as COO and Chief Business Strategist for MAPICS, a publicly held, international software company with over 500 employees and $145 million in revenue. From 1997 to 1999, he was CEO of Pivotpoint, a Boston-based Enterprise Requirements Planning (ERP) software firm, backed by a venture capital group which included Goldman Sachs, TA Associates and Greyloc. He holds a BSBA in Marketing from the University of Florida. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Haley should serve as a director included his knowledge of the Company, his previous experience as owner of a beverage distributor, as well as his experience as Chairman of a startup software company and COO of a publicly traded company as more fully detailed above.

Geary W. Cotton, 58, has been a director of our Company since September 2008 and assumed the position of Chief Financial Officer in January 2010. Mr. Cotton is director of a privately held insurance industry company, XN Financial. From 1986 to 2000, Mr. Cotton was Chief Financial Officer of Rexall Sundown, a publicly-held manufacturer of vitamins and supplements. Mr. Cotton was a director and audit committee chairman of QEP Co. Inc. from 2002 to May 2006. Mr. Cotton is a retired certified public accountant with over 30 years of broad business experience in both public accounting and private industry. Mr. Cotton is a graduate of University of Florida. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Cotton should serve as a director included his qualification as a certified public accountant and his experience as the CFO of a publicly traded nutritional supplement company.

James R. Cast, 61, has been a director of our Company in January 2007. Mr. Cast is a certified public accountant and is the owner of an Accounting firm in Ft. Lauderdale, Florida, which specializes in tax and business consulting. Prior to forming his firm in 1994, Mr. Cast was senior tax Partner-in-Charge of KPMG Peat Marwick’s South Florida tax practice. During his 22 years at KPMG Peat Marwick he also served the South Florida coordinator for all mergers, acquisitions, and business valuations. He is a member of AICPA and FICPA. He currently is a member of the board of directors of the Covenant House of Florida. He has a BA from Austin College and a MBA from the Wharton School at the University of Pennsylvania.  The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Cast should serve as a director included his qualification as a certified public accountant and his 22 years of experience with KPMG.

William H. Milmoe, 61, has been a director of our Company since August 2008. Since January 2006, Mr. Milmoe has served as President and Chief Financial Officer of CDS International Holdings, Inc., a private investment firm. From 1997 to January 2006, he was CDS International Holdings, Inc.’s Chief Financial Officer and Treasurer. Mr. Milmoe is a certified public accountant with over 40 years of broad business experience in both public accounting and private industry. His financial career has included positions with PricewaterhouseCoopers, General Cinema Corporation, an independent bottler of Pepsi Cola products and movie exhibitor. Mr. Milmoe is member of both the Florida and the American Institute of Certified Public Accountants.  The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Milmoe should serve as a director included his qualification as a certified public accountant and his 40 years of relevant business and financial experience.

Thomas E. Lynch, 62, became a director of our Company in November 2009. Mr. Lynch has been President of the Plastridge Insurance Agency, a local independent agency, since 1975. He has been a director of 1st United Bank since 2004 and on the Board of Governors for Citizens Property & Casualty Insurance since February 2009. He is also on the board of many charitable organizations and has served as an elected official for many government entities over the past twenty years. Mr. Lynch is a graduate of Loyola University in Chicago. He received his CPCU degree in 1978 from the American Institute for Property & Liability Underwriters. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Lynch should serve as a director included his diverse experience as a board member of several different companies and over 30 years of business experience.

Christian A. Nast, 78, has been a director of our company since January 2010. Mr. Nast was CEO of Rexall Sundown, a publicly-held manufacturer of vitamins and supplements, from 1997 until his retirement in 2000. From 1995 to 1997, Mr. Nast was Rexall Sundown’s President and COO. Mr. Nast was executive vice president for Colgate North America from 1989 until 1995. Mr. Nast was a director of QEP Co. Inc. from 1998 to July 2006 and of The Tilton School from 2002 until May of 2007. Nast earned a BA in Economics from Bates College and an MBA from New York University. He retired from the United States Marine Corps as a Major. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Nast should serve as a director included his prior experience as the CEO and  COO of a publicly traded nutritional products company and vice president of a consumer products company as well as the skill gained as Major in the United States Marine Corp

Richard J. Swanson, 55, has been a director of our company since December 2009. Mr. Swanson has been a principal of the Swanson Group, a consumer products sales and marketing firm since 1998. Mr. Swanson is serving his second term as a member of the National Association of Chain Drug Stores Retail Advisory Board and currently functioning on its steering committee. Mr. Swanson has been a senior executive within the consumer products industry for 31 years and held positions with Procter & Gamble and Confab Corporation prior to forming his own sales and marketing firm in 1998. Mr. Swanson is a graduate of the University of Illinois. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Swanson should serve as a director included his 31 years of experience as a senior executive in the consumer products industry as well as his experience as a member of the National Association of Chain Drug Stores Retail Advisory Board.

Right to Designate Nominees

Pursuant to various securities purchase and loan agreements with the Company, CDS Ventures of South Florida, LLC, has the right to designate four (4) of the seven (7) nominees to our board of directors. The designees of CDS Ventures of South Florida, LLC are Messrs. Milmoe, Lynch, Nast and Swanson.

CORPORATE GOVERNANCE

Board Meetings

The board of directors held eight (8) regular meetings during 2009, and acted by unanimous consent on eight (8) occasions. Each of our directors attended at least 75% of the total of such board meetings after being appointed a director.

Director Attendance at Meetings

Members of the board of directors are expected to attend all regular and special meetings of the board of directors. Members of the board of the directors are not required to attend the Annual Meeting Three (3) of five (5) persons who were members of the board of directors at the time of our 2009 Annual Meeting of Shareholders attended that Annual Meeting.

Compensation of Directors

Our bylaws provide that, unless otherwise restricted by our certificate of incorporation, our board of directors has the authority to fix the compensation of directors. The directors may be paid their expenses, if any, related to attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as our director. Our bylaws further provide that no such payment will preclude any director from serving our company in any other capacity and receiving compensation therefore. Further, members of special or standing committees may be given compensation for attending committee meetings.

Effective January 18, 2007, non-employee directors received cash fees of $4,000 per year. Effective January 1, 2010, the annual cash fee for outside directors is $12,000.In addition, members of the audit committee receive an additional annual cash fee of $2,000 and the chairman of the audit committee receives $2,000 for serving in such capacity. Members of the compensation and nominating and corporate governance committees receive an additional cash fee of $1,000.

In addition to the foregoing, each new member of the board of directors will receive stock options under our Amended 2006 Stock Incentive Plan to purchase 10,000 shares of our common stock upon joining the board of directors and each director will receive stock options to purchase 2,500 shares of our common stock upon the completion of each year of service. The exercise price of the stock options will be the fair market value of our common stock as of the date of grant.

Terms of Directors and Executive Officers

All of our directors serve until the next annual meeting of shareholders and until their successors are elected by shareholders and qualified, or until their earlier death, retirement, resignation or removal. Currently, our board of directors consists of seven (7) persons, four of whom have been designated by CDS Ventures of South Florida, LLC. Our bylaws authorized the board of directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more of the directors, with such powers and authority (to the extent permitted by law and these bylaws) as may be provided in such resolution. Executive officers serve at the pleasure of the board of directors.

Board Committees and Independence

In November 2009, our board of directors established three committees, an audit committee, a compensation committee and a nominating and corporate governance committee. The audit committee currently consists of Messrs. Cast, Nast and Lynch, the compensation committee currently consists of Messrs. Cast, Nast and Milmoe and the nominating and corporate governance committee currently consists of Messrs. Milmoe, Nast and Cast.

Our board of directors has determined that each of Messrs. Cast, Nast, Lynch and Milmoe is “independent” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of the Nasdaq Stock Market. In addition, we believe each of Messrs. Cast, Nast, Milmoe and Lynch qualifies an “audit committee financial expert” as the term is defined by the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of the Nasdaq Stock Market listing standards, based on their respective business professional experience in the financial and accounting fields.

Audit Committee

The audit committee assists our board of directors in its oversight of the Company’s accounting and financial reporting processes and the audits of our Company’s financial statements, including (i) the quality and integrity of our Company’s financial statements, (ii) our company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of our Company’s internal audit functions and independent accountants, as well as other matters which may come before it as directed by the board of directors. Further, the audit committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•
be responsible for the appointment, compensation, retention, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for our Company;

•
discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent accountants prior to their filing with the Securities and Exchange Commission in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•
review with our Company’s financial management on a period basis (a) issues regarding accounting principles and financial statement presentations, including any significant changes in our company’s selection or application of accounting principles, and (b) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of our company;

•	monitor our Company’s policies for compliance with federal, state, local and foreign laws and regulations and our company’s policies on corporate conduct;

•	maintain open, continuing and direct communication between the board of directors, the audit committee and our independent accountants; and

•
monitor our compliance with legal and regulatory requirements and shall have the authority to initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

The audit committee was formed on November 6, 2009 and did not meet in 2009.

Compensation Committee

The compensation committee aids our board of directors in meeting its responsibilities relating to the compensation of our executive officers and to administer all of our incentive compensation plans and equity-based plans, including the plans under which Company securities may be acquired by directors, executive officers, employees and consultants. Further, the compensation committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•
review periodically our philosophy regarding executive compensation to (i) ensure the attraction and retention of corporate officers; (ii) ensure the motivation of corporate officers to achieve our business objectives, and (iii) align the interests of key management with the long-term interests of our shareholders;

•	review and approve corporate goals and objectives relating to Chief Executive Officer compensation and our other executive officers;

•
make recommendations to the board of directors regarding compensation for non-employee directors, and review periodically non-employee director compensation in relation to other comparable companies and in light of such factors as the compensation committee may deem appropriate; and

•	review periodically reports from management welfare and benefit plans.

Mr. Milmoe is the chairman of our compensation committee.

The compensation committee was formed on November 6, 2009 and met on three occasions during 2009.  All then members of the compensation committee were present at all such meetings.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee recommends to the board of directors individuals qualified to serve as directors and on committees of the board of directors to advise the board of directors with respect to the board of directors composition, procedures and committees to develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and to oversee the evaluation of the board of directors and our Company’s management. The Company has adopted a formal written charter, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws. The nominating committee does not have a policy to consider diversity in nominating directors.

Further, the nominating and corporate governance committee, to the extent it deems necessary or appropriate, among its several other responsibilities shall:

•
recommend to the board of directors and for approval by a majority of independent directors for election by shareholders or appointment by the board of directors as the case may be, pursuant to our bylaws and consistent with the board of director’s evidence for selecting new directors;

•	review the suitability for continued service as a director of each member of the board of directors when his or her term expires or when he or she has a significant change in status;

•	review annually the composition of the board of directors and to review periodically the size of the board of directors;

•	make recommendations on the frequency and structure of board of directors meetings or any other aspect of procedures of the board of directors;

•	make recommendations regarding the chairmanship and composition of standing committees and monitor their functions;

•	review annually committee assignments and chairmanships;

•	recommend the establishment of special committees as may be necessary or desirable from time to time; and

•	develop and review periodically corporate governance procedures and consider any other corporate governance issue.

Mr. Milmoe is the chairman of our nominating and corporate governance committee.

The nominating and corporate governance committee was formed on November 6, 2009 and did not meet during 2009.

Governance Structure

The Company has chosen to combine the principal executive officer and chairman of the board positions. Given the relatively small size of the Company, combining the principal executive officer and board chairman positions is the most efficient board leadership structure. Further, five (5) of the Company’s seven (7) board members are independent. Due to the significant majority of independent directors the Company believes that combining the principal executive officer and board chairman positions is the most appropriate board leadership structure for the Company.

No lead independent director has been designated to chair meetings of the independent directors.

Board of Directors Role in Risk Oversight

The Company’s audit committee has periodic meetings with management and the Company’s independent accountants to perform risk oversight with respect to the Company’s internal control processes. The Company’s audit committee is comprised of independent directors and chaired by an independent director. The Company believes that the board’s role in risk oversight does not materially affect the leadership structure of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and ten percent (10%) shareholders also are required to furnish us with copies of all Section 16(a) reports they file.

Based on a review of the copies of such reports and the written representations of such reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and ten percent (10%) shareholders were complied with during 2009, with the exception of the following:

•	Late filing of Form 3 on behalf of Thomas E. Lynch.

•	Late filing of Form 4 in two instances on behalf each of Carl DeSantis and William Milmoe.

•	Failure to file a Form 4 by Lucille Santini upon entry into a convertible loan agreement with our Company.

We believe that each of the foregoing was inadvertent.

Ethics and Values

We have a code of ethics that applies to all employees (including our principal executive officer, principal financial officer and principal accounting officer, and persons performing similar functions) and members of the board of directors. The code of ethics is based upon the philosophy that each director, each executive officer, and each other person in a responsible position will lead by example and foster a culture that emphasizes trust, integrity, honesty, judgment, respect, managerial courage, and responsibility. Each director and every employee is expected to act ethically at all times and adhere to the policies, as well as the spirit of the code.

You can find our code of ethics on our website at www.celsius.com, under the “Investor Information” section of the “Investors” menu. We will provide, upon request of any shareholder and without charge a printed copy of our code of ethics. The information contained on our website is not a part of this proxy statement. We intend to post any amendments to or waivers from our code of business conduct and ethics on our website.

EXECUTIVE OFFICERS

Our executive officers are:

Name	Age	Position
Stephen C. Haley	52	Chief Executive Officer, President and Chairman of the Board of Directors

Geary W. Cotton	58	Chief Financial Officer and director

Jeffrey Perlman	45	Chief Operating Officer

Janice H. Haley	48	Vice President of Strategic Accounts and Business Development

Below is a summary of the business experience of our executive officers who do not serve on our Board of Directors. The business experience of the nominees to our Board of Directors appears under the caption “Director Nominees” beginning on page 9.

Jeffrey L. Perlman is our Chief Operating Officer. Mr. Perlman joined our Company in such capacity in January 2009. From 2002 to December 2008 Mr. Perlman was President of Community Ventures Inc., a consulting firm offering business development, public relations, government relations, strategic planning, publishing and economic development services. Mr. Perlman is the former mayor of the City of Delray Beach. Mr. Perlman is also a member of the board of directors of the Business Development Board of Palm Beach County, the Greater Delray Beach Chamber of Commerce and several other non-profit organizations. Mr. Perlman holds a BA in Political Science from the State University of New York, College at Oswego.

Janice H. Haley is our Vice President of Strategic Accounts and Business Development and has served in such capacity since our acquisition of Elite FX, Inc. in January 2007. Ms. Haley joined Elite FX, Inc., in June 2006 as

Vice President of Marketing. From 2001 to June 2006, Ms. Haley, together with her husband Stephen C. Haley, was an investor in beverage distribution and manufacturing companies. Ms. Haley has over 20 years management expertise including the software technology industry in enterprise applications and manufacturing industries specializing in business strategy, sales and marketing. From 1999 to 2001 she was Director of Corporate Communications of MAPICS. From 1997 to 1999 she worked as Vice President of Marketing of Pivotpoint. Ms. Haley holds a BSBA in Marketing from University of Florida.

Janice Haley is Stephen C. Haley’s spouse. There are no other family relationships among our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion analyzes our compensation policies and decisions for our named executive officers. The focus of the discussion is on the fiscal year ended December 31, 2009. However, when relevant, the discussion covers actions regarding compensation for our named executive officers that were taken after the conclusion of fiscal year 2009.

Named Executive Officers

This proxy statement contains information about the compensation paid to our named executive officers during the fiscal year ended December 31, 2009. For 2009, in accordance with the rules and regulations of the Securities and Exchange Commission, we determined that Stephen C. Haley, Jan A. Norelid, Jeffrey L. Perlman and Janice H. Haley were our named executive officers. Mr. Norelid stepped down from his positions as Chief Financial Officer and a director of the Company in January 2010.

Philosophy

All of our compensation programs are designed to attract and retain key employees, motivate them to achieve, and reward them for superior performance. We believe that our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards, and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of our executive compensation and incentive programs on all of our employees.

In determining compensation, job level, individual performance and Company performance are considered. More specifically, factors considered include the Chief Executive Officer's recommendations, specific accomplishments of the executive officers, the Company's historical and projected performance, sales, earnings, financial condition and return on equity and economic conditions. These factors and the ultimate determination of compensation are subjective. The Company attempts to provide incentives to retain qualified executive officers, but also believes that the cash compensation paid to its executives is well below the range of compensation paid to similarly situated executives at companies in similar industries or at companies having similar market capitalization. Given the level of the Company's executive officers compensation, the compensation committee does not believe that it is necessary to incur the expense of formal studies or market analysis.

As the Company in the past has not had the capability to properly compensate its executive officers, we have put a lot of emphasis on the non-cash element of the compensation, principally stock option grants. We intend to continue to issue stock option grants to our executive officers.

Policies and Practices

The compensation committee annually reviews all elements of each named executive officer’s total compensation. The members of the compensation committee have also current business experience that allows them to compare the compensation of our named executive officers with that of executive officers in an appropriate market comparison group.

The compensation committee determines the annual compensation for our chief executive officer. The compensation committee also determines the aggregate level of compensation to be paid to other members of our senior management team. In setting the aggregate level of executive compensation, the compensation committee considers recommendations made to it by our chief executive officer.

While bonuses are also related to individual performance, Company performance is emphasized more in determining bonus payments than in determining salary. This is particularly true at the highest level of management. In considering performance, generally revenue is most emphasized, although earnings and financial condition are also considered. The amount of any bonus is not tied to specific performance criteria, but is also subjectively determined based upon an analysis of the aforementioned factors. An executive officer could receive a bonus in a year where the Company is not profitable, based upon his or her individual performance or areas of responsibility. The Company also attempts to provide incentives to its executive officers to remain with the Company and to improve performance through the grant of stock options or other equity incentives.  Options allow executive officers to share, to some extent, in shareholders' return on equity. Typically, Company stock options vest annually in equal amounts over a three year period. The determination of how many stock options to grant to an executive officer depends, to varying degrees, on the number of outstanding stock options held by the executive officer, his job level and performance and Company performance.

Components of Executive Compensation

Our compensation packages with our named executive officers include a base salary, cash bonus, stock options, and perquisites that are generally given to all employees. Each such component is discussed below.

Base Salary.  We pay each of our named executive officers a base salary pursuant to the terms of their employment agreements entered into in January 2007, which were replaced by new agreements in December 2009. The base salary for our Chief Executive Officer and former Chief Financial Officer were increased by 15% to $165, 000 annually in June of 2009. In deciding the amount of base salary to be paid to each named executive officer, the Board also considered our desire to retain our named executive officers, whom we view as critical to achieving our short-term and long-term goals.

Cash Bonus.  The employment agreements have cash bonus stipulations, but due to the lack of financing and internally generated cash flow of the Company no cash bonus has been paid in 2009 to any named executive officer.  It is the intention of the compensation committee in 2010 to determine goals and objectives for the Company and its named executives and issue cash bonuses at the end of the year as determined by the compensation committee.

Restricted Stock Grants.  During 2009, we did not award any restricted stock grants.

Stock Options.  During 2009, we awarded stock options to our named executive officers because we believe stock options align their interests with our shareholders’ long-term interests. The board (prior to formation of the compensation committee) determined the amount of stock options to award to each of our named executive officers based on the number of shares of common stock outstanding and the percentage it believed provided long-term incentives for each of our named executive officers. The compensation committee has the discretion to determine the size and terms of stock option or other equity incentive awards.

Perquisites.  Generally any perquisites given to the named executives are part of the general employment policies of the Company, such as contribution to health insurance cost and 401K plan, car allowance and cost of cell phone used in executing the employee’s duties. No other material perquisites have been issued.

Change in Control Payments

We have agreed to make certain payments to our named executive officers upon the occurrence of a change of control as defined in each of our named executive officer’s employment agreements, except for control acquired by CD Financial, LLC or its affiliates for more information regarding such change of control payments, see “Employment Agreements” on page 15 of this proxy statement. We decided to include change of control payments in each of our named executive officer’s employment agreement because it serves as a further means to attract, recruit and retain our named executive officers. We consider such change in control payments an appropriate method to motivate our named executive officers if we decide to pursue a sale of the company as an appropriate way of maximizing shareholder value. Since the compensation committee would not consider any such transaction unless shareholder value was maximized, the compensation committee believes any such costs for such a change of control payment would be minimal in comparison to the value delivered to shareholders.

Compensation Consultants

Neither the compensation committee nor Company management has engaged outside compensation consultants.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

The following table sets forth certain information concerning the compensation paid to our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executive officers who earned at least $100,000 during the periods described below. No other executive officer had compensation of $100,000 or more for the periods described below.

2009 Summary Compensation Table.

Name and Principal Position	Year	Salary	Stock Awards	Option Awards(3)	All Other (1) Compensation	Total(4) Compensation
Stephen C. Haley,	2009	$159,877	$--	$145,007	$--	$304,884
President, CEO and	2008	$141,231	$--	$--	$--	$141,231
Chairman of the Board	2007	$93,877	$--	$24,769	$51,000	$169,646

Jan A. Norelid,	2009	$159,877	$--	$145,007	$7,478	$312,361
CFO (2)	2008	$141,092	$--	$62,120	$7,200	$210,412
	2007	$135,831	$25,000	$20,271	$4,985	$186,087

Jeffrey Perlman,	2009	$141,231	$--	$317,703	$--	$458,934
COO	2008	$--	$--	$--	$--	$--
	2007	$--	$--	$--	$--	$--

Janice H. Haley,	2009	$123,615	$--	$72,503	$--	$196,118
Vice President	2008	$98,077	$--	$17,256	$--	$115,333
	2007	$103,846	$--	$33,025	$--	$136,871
_______________

(1)	From March 2006 through part of May 2007 the Company accrued Mr. Haley’s salary of $171,000. The accrued amounts are shown under All Other Compensation as $51,000 for 2007.

(2)	Mr. Norelid received $7,478, $7,200 and $4,985 in health insurance reimbursement, for 2009, 2008 and 2007, respectively.

(3)	Mr. Norelid stepped down as an executive officer and director or our Company in January 2010.

(4)	All option awards represent the full grant date fair value of the awards issued during the years presented.

(5)	There were no bonus, no non-equity incentive plan compensation and no non-qualified deferred compensation earnings during any of 2007, 2008 and 2009.

2009 Director Compensation

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2009:

Name	Fees earned or paid in cash	Stock Awards	Option Awards (6)	All Other Compensation	Total (7) Compensation
James R. Cast (1)(2)	$4,000	$--	$13,533	$--	$17,533
William H Milmoe (1)(3)	$4,000	$--	$54,132	$--	$58,132
Geary W. Cotton (1)(3)	$4,000	$--	$54,132	$--	$58,132
Thomas E. Lynch (4)	$--	$--	$36,934	$--	$36,934
Richard J. Swanson (5)	$--	$--	$25,750	$--	$25,750
________________

(1)	Cash compensation to non-employee directors through December 31, 2009 was set at $4,000 annually. The fee of $4,000 for the year of service ended in January 2009 was paid to the directors in 2010.

(2)	Represents options to purchase 2,500 shares of common stock issued to Mr. Cast in August 2009 at an exercise price equal to $10.80 per share.

(3)	Represents options to purchase 10,000 shares of common stock issued to Mr. Milmoe and Mr. Cotton in August 2009 at an exercise price equal to $10.80 per share

(4)	Represents options to purchase 10,000 shares of common stock issued to Mr. Lynch in November 2009 at an exercise price equal to $7.20 per share

(5)	Represents options to purchase 10,000 shares of common stock issued to Mr. Swanson in December 2009 at an exercise price equal to $5.06 per share

(6)	All option awards represent the full grant date fair value of the awards issued during the year

(7)	There were no stock awards, no non-equity incentive plan compensation and no non-qualified deferred compensation earnings during 2009.

Employment Agreements

We are party to an employment agreement with Stephen C. Haley, our Chief Executive Officer and Chairman of the Board, which expires on December 31, 2011. The agreement with Mr. Haley provides for a base annual salary of $165,000 and a discretionary annual bonus. Mr. Haley is entitled to severance benefits if his employment is terminated upon his death or by us other than for cause. These severance benefits include (a) a lump sum payment in the event of his death equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Haley most recently multiplied by the term remaining in his employment agreement and (b) a lump sum payment in the event of a termination other than for cause equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Haley most recently multiplied by the greater of the term remaining in his employment agreement or one year, and a continuation of all other benefits through for the greater of the term remaining in his employment agreement or one year. If Mr. Haley terminates his employment for reasons other than our breach of the agreement or if we terminate the agreement for cause, Mr. Haley will not be entitled to severance benefits.

We are also party to employment agreement with Janice Haley, our Vice President, which provides for a base annual salary of $120,000 and an annual discretionary bonus. This agreement expires December 31, 2010. If Ms. Haley’s employment agreement is terminated other than for cause she is entitled to severance benefits equal to one twelfth of the sum of her then current annual base salary plus the annualized amount of incentive compensation paid to her within the last year before the date of termination, multiplied by the greater of (i) the number of full and partial months remaining in the term of the agreement or (ii) three (3) months.

If after a change of control, excluding control by CD Financial, LLC and/or its affiliates, either Mr. Haley or Ms. Haley terminates his or her respective employment agreement, then a severance benefit is due to the employee. The severance benefits consist of a lump sum payment equal to his or her annual base salary plus the annualized amount of incentive compensation multiplied by two (2) years, in the case of Mr. Haley, and the greater of six (6) months or the remaining employment agreement term in the case of Ms. Haley.

On January 5, 2009 we entered into an employment agreement with Jeffrey Perlman, our Chief Operating Officer. It provides for a base annual salary of $144,000, and an annual discretionary bonus. If Mr. Perlman’s employment agreement is terminated other than for cause, he is entitled to severance in an amount equal to his then current annual base salary plus the annualized amount of incentive compensation paid to him within the last year before the termination date, multiplied by the number of full and partial years remaining in the term of the agreement.

Bonus plans have not yet been established by the compensation committee, but may contain items such as goals to achieve certain revenue, to reduce cost of production, to achieve certain gross margin, to achieve financing and similar criteria.

These employment agreements may be terminated by us for cause, which includes the executive committing an act or an omission resulting in a willful and material breach of or failure or refusal to perform his or her duties, committing fraud, embezzlement, misappropriation of funds or breach of trust in connection with his or her services, conviction of any crime which involves dishonesty or breach of trust, or acts of gross negligence in the performance of his or her duties (provided that we give the executive notice of the basis for the termination and an opportunity for fifteen (15) days to cease committing the alleged conduct) or violation of the confidentiality or non-competition requirements of the employment agreement.

Under the terms of each of the employment agreements, during the term of employment and during the severance period, but in no event not less than one year, after termination of employment, neither Mr. Haley nor Ms. Haley may own, manage or work for, directly or work for, a competitive business in any geographic region in which we conduct business. A competitive business is the manufacturing export, sale or distribution of calorie-burning beverages and supplements. The post-employment non-compete period for an employee can be extended by an additional year if we pay the employee an amount equal to thirty percent (30%) of his or her last annual base salary and bonuses.

We entered into an employment agreement with Geary W. Cotton, who became our Chief Financial Officer in January 2010, which consists of a base salary of $120,000 and a grant under our Amended 2006 Stock Incentive Plan of options to purchase 150,000 shares of common stock at an exercise price of $4.25 per share, vesting over a three-year period. The agreement with Mr. Cotton also sets forth severance, change in control and non-competition provisions comparable to those contained in the employment agreements with Mr. Haley.

In January 2010, Jan Norelid, who had served as our Chief Financial Officer and a director since January 2007, stepped down from those positions. Mr. Norelid will remain with the Company for a period of between three and six months to assist Geary W. Cotton, who became our Chief Financial Officer in January 2010. We recognized an expense of $340,000 in severance pursuant to the terms of his employment.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information with respect to stock awards and grants of options to purchase our common stock outstanding to the named executive officers at December 31, 2009.

Option awards:

	Number of Securities Underlying unexercisedOptions (#)		Equity incentive plan awards: Number of securities underlying unexercised unearned		Option exercise	Option expiration
Name	Exercisable	Unexercisable	options (#)		price($)	date
Stephen C. Haley, CEO	--	--	25,000		$10.80	8/7/2019
Jan A. Norelid, CFO	--	--	25,000		$10.80	8/7/2019
Jeffrey Perlman, COO (3)	--	--	100,000	$	various	various
Janice H. Haley, VP	--	--	12,500		$10.80	8/7/2019

(1)	Adjusted to give effect to our 1-for-20 reverse stock split implemented in December 2009. All grants are under our Amended 2006 Stock Incentive Plan.

(2)	Mr. Norelid stepped down as an executive officer and director of our company in January 2010.

(3)	Mr. Perlman was granted 50,000 options with an exercise price of $0.86 in January 2009 and 50,000 options with an exercise price of $10.80 in August 2009, both of which expire 10 years after issuance.

(4)	There were no stock awards in 2009.

In January 2010, options to purchase 150,000 shares of our common stock were granted to Geary W. Cotton, upon his assuming the position of Chief Financial Officer of our Company, and options to purchase 15,000 shares of our common stock were granted to Jan Norelid as part of his separation agreement. The exercise price of such options is $4.25 per share.

Amended 2006 Incentive Stock Plan

In January 2007, we adopted our 2006 Incentive Stock Plan, which was amended in July 2009. The Amended 2006 Incentive Stock Plan provides for equity incentives to be granted to our employees, officers or directors or to key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares as determined pursuant to the Amended 2006 Incentive Stock Plan, stock appreciation rights, restricted stock awards, stock bonus awards, other stock-based awards, or any combination of the foregoing. The Amended 2006 Incentive Stock Plan is administered by the compensation committee of the board of directors. In the absence of such committee, the board of directors administers the plan. 2,500,000 shares of common stock are reserved for issuance pursuant to the exercise of awards under the Amended 2006 Incentive Stock Plan.

Compensation Committee Interlocks and Insider Participation

None.

Compensation Committee Report

The following Report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee of our Board of Directors is established under our compensation committee charter adopted by our Board of Directors on November 6, 2009. A copy of our compensation committee’s charter is available on our website at www.celsius.com. ..

The compensation committee aids our board of directors in meeting its responsibilities relating to the compensation of our Company’s executive officers and to administer all incentive compensation plans and equity-based plans of the Company, including the plans under which Company securities may be acquired by directors, executive officers, employees and consultants.

The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K with management; and

Based on the review and discussions referred to above, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Submitted by the compensation committee of the Board of Directors.

Compensation Committee

William H. Milmoe, Chairperson
James R. Cast
Christian A. Nast

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 8, 2009, we entered into a convertible loan agreement with Lucille Santini, a principal shareholder. We received advances from Ms. Santini at various times during 2004 and 2005, totaling $76,000 and $424,000, respectively. The advances carried interest at a rate variable with the prime rate. In July, 2008, the debt was refinanced, with interest at prime rate flat and monthly amortization of $5,000. A balloon payment of approximately $606,000 was due in January 2010. In July, 2009, the debt was refinanced again, with interest at prime rate flat and monthly amortization of $11,500. A balloon payment of approximately $451,600 was due in January 2011. This note together with a cash payment of $3,699 was exchanged for a new note due on September 8, 2012. This note carries a variable interest rate equal to 300 basis points over the one (1) month LIBOR. Commencing on September 8, 2010 and continuing each three month period hereafter, we will make payments of all accrued but unpaid interest only. The loan can at any time be converted to shares of our common stock at the Conversion Price. The “Conversion Price” is: (A) from September 8, 2009 through and including December 31, 2011, equal to the lesser of (i) $8.00 per share, or (ii)”Market Price” on the date of conversion (as defined above); or (B) after December 31, 2011 the greater of (i) $8.00 per share, or (ii) Market Price on the date of conversion, as appropriately adjusted for in either case stock splits, stock dividends and similar events; provided, however, that, the Conversion Price shall never be less than $2.00 regardless of Market Price on the date of conversion. The maximum number of shares of common stock to be issued based on the lowest Conversion Price possible is 307,500 shares. As of December 31, 2009, the outstanding balance of the loan was $$450,000, net of unamortized debt discount of $165,000. On March 8, 2010, Ms. Santini converted the entire note balance into 176,659 shares of common stock.

In connection with the July 2009 refinance agreement, Ms. Santini was also granted certain registration rights under the Securities Act of 1933 with respect to the shares of common stock issuable upon conversion of the debt.

We have accrued $171,000 in salary for Mr. Haley, our CEO, from March 2006 through May 30, 2007. Mr. Haley also lent us $50,000 in February 2006. The two debts were restructured in July 2008 into one note accruing 3% interest, no collateral, monthly payments of $5,000 and with a balloon payment of $64,000 in January 2011. The outstanding balance as of December 31, 2009 was $121,000.

Mr. Haley guaranteed the Company’s obligations under a factoring agreement with Bibby Financial Services, Inc, which subsequently was cancelled in November 2008. Mr. Haley has also guaranteed the financing of vehicles on our behalf, and previously guaranteed the office lease for the Company. Mr. Haley was not compensated for issuing the guarantees.

On August 8, 2008, we entered into a securities purchase agreement with CDS Ventures of South Florida, LLC. Pursuant to the agreement, we issued 100 shares of Series A preferred stock, as well as a warrant to purchase an additional 50 shares of Series A preferred stock, for a cash payment of $1.5 million and the cancellation of two notes in aggregate amount of $500,000 issued to CD Financial, LLC. The shares of Series A preferred stock were convertible into our common stock at any time. The securities purchase agreement was amended on December 12, 2008 to provide that until December 31, 2010, the conversion price was $1.60, after which the conversion price was set at the greater of $1.60 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. Under the securities purchase agreement, we also entered into a registration rights agreement, pursuant to which we registered the common stock issuable upon conversion of the Series A preferred stock for resale under the Securities Act of 1933. The Series A preferred stock accrued ten percent (10%) annual cumulative dividends, payable in additional shares of Series A preferred stock. We issued 15.1 shares of Series A preferred stock in dividends during 2009, as dividends for the years 2008 and 2009. The Series A preferred stock was scheduled to mature on February 1, 2013 and was only redeemable in our common stock.

In November 2009, CDS Ventures of South Florida, LLC exercised its right to purchase an additional 50 shares of Series A preferred stock in exchange for cancellation of a $1.1 million note issued to CD Financial, LLC.

On March 10, 2010, CDS Ventures of South Florida, LLC, converted all of the shares of Series A preferred stock (including shares issuable in payment of accrued dividends) into 2,103,466 shares of our common stock.

On December 12, 2008, we entered into a second securities purchase agreement with CDS. Pursuant to this securities purchase agreement, we issued 100 shares of Series B preferred stock, as well as a warrant to purchase an additional 100 shares of Series B preferred stock, for a cash payment of $2.0 million. The shares of Series B preferred stock were convertible into our common stock at any time. Until December 31, 2010, the conversion price was $1.00, after which the conversion price was the greater of $1.00 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. We also granted CDS Ventures of South Florida, LLC certain registration rights under the Securities Act of 1933 with respect to the shares of common stock issuable upon conversion of the Series B preferred stock. The Series Preferred B stock accrued a ten percent annual cumulative dividend, payable in additional shares of Series B preferred stock. We issued 1 share of Series B preferred stock in dividends during the first quarter of 2009. The Series B preferred stock was scheduled to mature on December 31, 2013 and was only redeemable in our common stock.

On March 31, 2009, CDS Ventures of South Florida, LLC exercised its right to purchase additional 100 shares of Series B preferred stock and executed a subscription agreement for $2.0 million. The monies for the subscription were paid on April 7 and May 1, 2009.

On December 23, 2009, CDS Ventures of South Florida, LLC converted all of the shares of Series B preferred stock (including shares issuable in payment of accrued dividends) into 4,343,000 shares of common stock. We recorded a liability to CDS Ventures of South Florida, LLC, for a $100,000 fee for their agreement to convert the Series B preferred stock into common stock on an expedited basis.

On September 8, 2009, we entered into a convertible loan agreement with CDS Ventures of South Florida, LLC. Under the loan agreement, CDS Ventures of South Florida, LLC will lend us up to $6,500,000, with disbursements of the $2,000,000 during each of September, October and November 2009 and $500,000 in December 2009, provided that no disbursement shall be made in an amount less than $500,000. Any amounts not requested for disbursement in one calendar month can be carried over to a subsequent month and disbursed in addition to the maximum of such subsequent month. The loan is due on September 8, 2012 and carries a variable interest rate equal to 300 basis points over the one (1) month LIBOR. In January 2010, we agreed to increase the interest rate to 700 basis points over the one (1) month LIBOR. Commencing on September 8, 2010 and continuing each three month period thereafter, we will make payments of all accrued but unpaid interest only on unpaid principal balance. The loan is convertible at any time into shares of our common stock at the Conversion Price. The “Conversion Price” was originally based on a price of $8.00 per share or a market price calculation at the date of conversion. In order to comply with the listing requirements for the Nasdaq Stock Market, LLC, in January 2010, the parties amended the convertible loan agreement to increase the Conversion Price at $10.20 per share, which was the consolidated closing bid price of the common stock on the OTC Bulletin Board on the business day prior to the date the agreement was entered into. As of December 31, 2009, the outstanding balance of the loan was $5.2 million, net of unamortized debt discount of $330,000.  On March 10, 2010, CDS Ventures of South Florida, LLC converted the $4.5 million of the $6.5 million convertible debt into 441,176 shares of our common stock.

In connection with the loan agreement, CDS Ventures of South Florida, LLC was granted certain registration rights under the Securities Act of 1933 with respect to the agreement with CDS Ventures of South Florida, LLC pursuant to which we filed a registration statement with the Securities and Exchange Commission in October of 2009 for shares of common stock issuable upon conversion of the debt under the loan agreement. This registration statement was subsequently withdrawn on November 17, 2009.

Under its various securities purchase and loan agreements with us, CDS Ventures of South Florida, LLC has the right to designate four (4) out of seven (7) nominees to our board of directors.

We have funded part of our working capital from a line of credit with CD Financial, LLC. The line of credit was entered into in December 2008 and is for $1.0 million. The interest rate is LIBOR rate plus three percent on the outstanding balance. The line expires in December 2010 and is renewable. In connection with the revolving line of credit we have entered into a loan and security agreement under which we have pledged all our assets as security for the line of credit. The outstanding balance under the line of credit as of December 31, 2009 was $950,000. Subsequent to year-end, in February 2010, we terminated the line of credit and paid off the entire balance.

We were party to a lease agreement which expired in March 2010, The lease has subsequently continued on a month to month basis, for office space with CDR Plaza, Ltd. a company controlled by Carl DeSantis. The monthly rate is $4,260 for a 3,000 square foot space, which we believe to be comparable to market rates.

Conflicts Relating to Executive Officers and Directors

To date, we do not believe that there are any conflicts of interest involving our executive officers or directors.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

Related party transactions are contracted on terms comparable to the terms of similar transactions with unaffiliated parties. As part of our code of ethics, any related party transaction must be approved in advance. If the interested party is an executive officer or director of the Company, approval must be obtained from of a majority of the audit committee or the board of directors itself, provided that only those that do not have a relationship or an interest in the transaction are eligible to cast a vote. In each such case, the full scope of the conflict of interest must be disclosed to senior management and the audit committee or the board of directors, and must also be publicly disclosed to the extent required by applicable securities laws.

REPORT OF THE AUDIT COMMITTEE

The following Report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee of our Board of Directors is established under our audit committee charter adopted by our board of directors on November 6, 2009. A copy of our audit committee’s charter is available on our website at www.celsius.com.

Our management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing the independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. Our audit committee is comprised of three non-management directors and its responsibility is generally to monitor and oversee the processes described in our audit committee charter. Our audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles. Each member of our audit committee is independent in the judgment of our board of directors as required by the listing standards of the Nasdaq Stock Market, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission adopted under Sarbanes-Oxley, as of this date. With respect to the period ended December 31, 2009, the audit committee performed the following:

•	Reviewed and discussed with our management and the independent accountants our audited consolidated financial statements as of December 31, 2009;

•
Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

•
Based upon the review and discussions referred to above, and subject to the limitations on its role and responsibilities described above and in our audit committee charter, our audit committee recommended to our board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Submitted by the audit committee of the board of directors.

Audit Committee

James R. Cast, Chairperson
Christian A. Nast
Thomas Lynch

INDEPENDENT ACCOUNTANTS

Independent Accountants

Sherb & Co, LLP acted as our independent accountants for the year ending December 31, 2009.  It is expected that representatives of our independent accountants will be present at the Annual Meeting and have an opportunity to make a statement and respond to questions.

Audit Fees

The aggregate fees billed by the independent accountants or accrued for the fiscal years ended December 31, 2009 and 2008 for professional services for the audit of the Company's annual financial statements and the reviews included in the Company's Form 10-Q and services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements for those fiscal years were $72,500 and $50,500, respectively.

Audit-Related Fees

The aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent accountants that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under Item 9 (e)(1) of Schedule 14A was $0.

Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by our independent accountants for tax compliance, tax advice, and tax planning was $2,500 and $0 during the years ended December 31, 2009 and 2008, respectively.

All Other Fees

During the last two fiscal years there were no other fees charged by the independent accountants other than those disclosed above.

Policy for Pre-Approval of Audit and Non-Audit Services

Our policy is to pre-approve all audit services and all non-audit services that our independent accountants are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, our accountants utilize a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent accountants and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the audit committee of our board of directors. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

SHAREHOLDER COMMUNICATIONS

The board of directors of the Company has not adopted a formal procedure that shareholders must follow to send communications to it. The board of directors does receive communications from shareholders, from time to time, and addresses those communications as appropriate. Shareholders can send communication to the board of directors in writing, to Celsius Holdings Inc., 140 NE 4th Ave, Suite C, Delray Beach, FL 33483, Attention: Board of Directors.

SHAREHOLDER PROPOSALS FOR THE 2011 MEETING

In the event that a shareholder desires to have a proposal considered for presentation at the 2011 Annual Meeting of Shareholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Company so that it is received not later than one hundred twenty (120) days in advance of the first anniversary of the date the Company’s proxy statement was first mailed to stockholders for the 2010 Annual Meeting of Shareholders; provided, however, that in the event that the date of the 2011 Annual Meeting is changed by more than thirty (30) days from the date of the 2010 Annual Meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such meeting and ten (10) calendar days following the date on which public announcement of the date of such meeting is first made by the Company. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. The notice must also comply with the Company’s bylaws. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements. Notices should be directed to: Celsius Holdings, Inc. 140 NE 4th Ave., Suite C, Delray Beach, FL 33483, Attention: Corporate Secretary.

 AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND HOUSEHOLDING

A copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available upon written request and without charge to shareholders by writing to : Celsius Holdings, Inc. 140 NE 4th Ave., Suite C, Delray Beach, FL 33483, Attention: Corporate Secretary or by calling telephone number (561) 276-2239.

In certain cases, only one Proxy Statement may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders at that address. The Company will undertake to deliver promptly upon written or oral request a separate copy of the Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of such documents was delivered. Such request should also be directed to Secretary, Celsius Holdings, Inc., at the address or telephone number indicated in the previous paragraph. In addition, shareholders sharing an address can request delivery of a single copy of the Proxy Statements if they are receiving multiple copies of the Proxy Statements by directing such request to the same mailing address.

OTHER MATTERS

We have not received notice of and do not expect any matters to be presented for vote at the Annual Meeting, other than the proposals described in this Proxy Statement. If you grant a proxy, the person named as proxy holder, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for director, the proxy holder will vote your proxy for such other candidate or candidates nominated by our nominating and corporate governance committee.

By Order of the Board of Directors

/s/ Stephen C. Haley,
Date: May 3, 2010	Stephen C. Haley,
Chairman of the Board

CELSIUS HOLDINGS, INC.
COMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CELSIUS HOLDINGS, INC.

The undersigned, a holder of common stock of Celsius Holdings, Inc., a Nevada corporation (the “Company”), does hereby appoint Stephen C. Haley and Geary W. Cotton, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at our 2010 Annual Meeting of Shareholders to be held at Restaurant La Cigale, 253 S.E. 5th Avenue, Delray Beach, Florida, on June 24, 2010, and at any adjournment(s), or postponement(s) thereof, hereby revoking all former proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL SET FORTH BELOW.

1.
ELECTION OF DIRECTORS

Election of the following seven (7) nominees to the Company’s board of directors to serve until the 2010 Annual Meeting of Shareholders or until their successors have been duly elected and qualified:

1) Stephen C. Haley 4) William H. Milmoe 7) Richard J. Swanson	2) Geary W. Cotton 5) Thomas H. Lynch	3) James R. Cast 6) Christian A. Nast

☐	VOTE FOR all seven (7) nominees listed in the Proxy Statement, except vote withheld from the following nominee(s) (if any).

☐	VOTE WITHHELD from all nominees.

This proxy, when properly executed, will be voted in the matter directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposal set forth above.

Dated:	, 2010

Signature of Shareholder	Signature of Shareholder

Please date and sign exactly as your name(s) appears hereon. If the shares are registered in more than one name, each joint owner or fiduciary should sign personally. When signing as executor, administrator, trustee or guardian give full titles. Only authorized officers should sign for a corporation.